March 11, 2025

Shiwen Feng
Chief Financial Officer
Fly-E Group, Inc.
136-40 39th Avenue
Flushing, New York 11354

       Re: Fly-E Group, Inc.
           Form 10-K for the Fiscal Year Ended March 31, 2024
           Form 10-Q for the Fiscal Quarter Ended September 30, 2024 File No. 001-42122
Dear Shiwen Feng:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Manufacturing